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                                                                      EXHIBIT 11


                         MEDIRISK, INC. AND SUBSIDIARIES
                   STATEMENTS OF COMPUTATION OF PER SHARE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                        THREE MONTHS
                                                                                                       ENDED MARCH 31,
                                                                                                      1998         1997
                                                                                                      ----         ----
Net loss attributable to common stock                                                               $(4,126)     $  (749)
                                                                                                    =======      =======

Net loss per share of common stock - basic and diluted:
Income (loss) per share before extraordinary item                                                   $ (0.92)     $  0.02
Loss per share - extraordinary item                                                                      --        (0.25)
                                                                                                    -------      -------

Net loss per share of common stock                                                                  $ (0.92)     $ (0.23)
                                                                                                    =======      =======

Weighted average number of common shares outstanding - basic and diluted                              4,495        3,265
                                                                                                    =======      =======






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